Exhibit 99.1

NDC Plaza

Atlanta, GA 30329-2010

404-728-2000

NEWS RELEASE

NDCHealth Annual Meeting Not Scheduled Due To Per-Se Agreement

ATLANTA, September 1, 2005 – NDCHealth Corporation (NYSE: NDC) today announced that, in light of the previously disclosed agreement to be acquired by Per-Se Technologies, Inc., the board of directors of NDCHealth has decided not to schedule an annual meeting of stockholders prior to the special meeting that will be called to act upon the acquisition.

The transaction with Per-Se is expected to close within three to six months.

NDCHealth is a leading information solutions company serving all sectors of healthcare. Its network solutions automate the exchange of information among pharmacies, payers, hospitals and physicians. Its systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacy and pharmaceutical manufacturers. Headquartered at Atlanta, Ga., NDCHealth provides information vital to the delivery of healthcare every day. For more information, visit www.ndchealth.com.

###

Contact:

Robert Borchert

VP-Investor Relations

404-728-2906

robert.borchert@ndchealth.com

This communication is being made in respect of the proposed acquisition transaction involving NDCHealth Corporation and Per-Se Technologies. This communication shall not constitute an offer of any securities for sale. In connection with the proposed transaction, NDCHealth Corporation and Per-Se Technologies will prepare a registration statement on Form S-4 containing a joint proxy statement/prospectus for the shareholders of both companies to be filed with the SEC, and each will be filing other documents regarding the proposed transaction with the SEC as well. Before making any voting or investment decision, investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents carefully in their entirety when they become available, as well as any amendments and supplements thereto, as they will contain important information about the proposed transaction. The final joint proxy statement/prospectus will be mailed to the shareholders of both NDCHealth and Per-Se. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from NDCHealth’s website (www.ndchealth.com) under the tab “investor Relations” through the “SEC Filing” link. You may also obtain these documents, free of charge, from Per-Se’s website (www.per-se.com) under the tab “Investors” through the “SEC Filing” link.

NDCHealth Corporation and Per-Se Technologies and their respective directors and executive officers may be deemed participants in the solicitation of proxies from stockholders in connection with this transaction. Information about the directors and executive officers of NDCHealth and Per-Se Technologies and information about other persons who may be deemed participants in this transaction will be included in the joint proxy statement/prospectus. You can find information about NDCHealth’s executive officers and directors in NDCHealth’s definitive proxy statement filed with the SEC on September 15, 2004. You can find information about Per-Se Technologies’ executive officers and directors in Per-Se’s definitive proxy statement filed with the SEC on March 25, 2005.